The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated January 30, 2013
PROSPECTUS Dated November 21, 2011	Pricing Supplement No. 555 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-178081
Dated November 21, 2011	Dated February , 2013
Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Lock-in Buffered Securities Based on the Performance of Brent Blend Crude Oil due February 28, 2018
Unlike ordinary debt securities, the Lock-in Buffered Securities Based on the Performance of Brent Blend Crude Oil due February 28, 2018, which we refer to as the securities, do not pay interest and provide for the minimum payment at maturity of only 20% to 25% of principal.  On each annual observation date, the performance of Brent blend crude oil, which we refer to as the underlying commodity, will be measured and if the appreciation of the underlying commodity is by at least one of the specified lock-in levels, a lock-in event will occur and the applicable lock-in level will be observed for such observation date, as described below.  If a lock-in event has occurred on any of the annual observation dates, the payment at maturity will be based on the greater of (i) the highest lock-in level observed over the term of the securities and (ii) the commodity percent change as measured on the final observation date.  However, if a lock-in event has not occurred on any observation date, the payment at maturity will be based solely on the price of the underlying commodity on the final observation date and, if it has declined by more than 20% to 25% from its initial price, the payment due at maturity will be less than the stated principal amount by an amount proportionate to such decline beyond the buffer amount of 20% to 25%.  You could lose up to 75% to 80% of the stated principal amount of the securities.  The actual buffer amount and minimum payment at maturity will be determined on the pricing date.  The securities are for investors who seek a Brent blend crude oil-based return and who are willing to risk their principal and forgo current income in exchange for the lock-in and buffer features as described herein.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and original issue price of each security is $1,000.
•	We will not pay interest on the securities.
•
With respect to each annual observation date, if the commodity price on such date has increased by at least one of the specified lock-in levels from the initial commodity price, a lock-in event will be observed and the lock-in level observed for such observation date will equal:

º	if the commodity price has increased by at least 10% but by less than 15% from the initial commodity price, 10%;
º	if the commodity price has increased by at least 15% but by less than 20% from the initial commodity price, 15%;
º	if the commodity price has increased by at least 20% but by less than 25% from the initial commodity price, 20%;
º	if the commodity price has increased by at least 25% but by less than 30% from the initial commodity price, 25%;
º	if the commodity price has increased by at least 30% but by less than 40% from the initial commodity price, 30%;
º	if the commodity price has increased by at least 40% but by less than 50% from the initial commodity price, 40%; and
º	if the commodity price has increased by at least 50% from the initial commodity price, 50%.
•	At maturity, your payment per security will be calculated in different ways depending on whether a lock-in event has occurred:
º
If a lock-in event has occurred on any of the observation dates, your payment at maturity will equal $1,000 + ($1,000 × the greater of (a) the highest lock-in level observed on any observation date and (b) the commodity percent change).

º	If a lock-in event has not occurred on any observation date, your payment at maturity will be solely based on the final commodity price and will equal:
✓	if the final commodity price is greater than the initial commodity price, $1,000 + ($1,000 × commodity percent change);
✓
if the final commodity price is less than or equal to the initial commodity price but greater than or equal to 75 % to 80% of the initial commodity price, meaning the underlying commodity has remained unchanged or has declined in price by an amount less than or equal to the buffer amount of 20% to 25%: $1,000; or

✓
if the final commodity price is less than 75% to 80% of the initial commodity price, meaning the price of the underlying commodity has declined by more than the buffer amount of 20% to 25% from its initial price, $1,000 × (commodity performance factor + buffer amount).  This amount will be less than the stated principal amount of $1,000.  However, under no circumstances will the payment at maturity be less than the minimum payment at maturity of $200 to $250 per security.  The actual buffer amount and minimum payment at maturity will be determined on the pricing date.

Please see examples illustrating the payment at maturity in the section entitled “Hypothetical Payouts on the Securities at Maturity” on PS-8.
•
The observation dates are February 25, 2014, February 24, 2015, February 24, 2016, February 23, 2017 and February 23, 2018, subject to adjustment for non-trading days and certain market disruption events.  We also refer to February 23, 2018 as the final observation date.

•	The commodity percent change will be a fraction, the numerator of which is the final commodity price minus the initial commodity price and the denominator of which is the initial commodity price.
•	The commodity performance factor will be a fraction equal to the final commodity price divided by the initial commodity price.
•
The initial commodity price will equal to the commodity price on February 25, 2013, the day we price the securities for initial sale to the public, which we refer to as the pricing date, subject to adjustment for non-trading days and certain market disruption events.

•	The final commodity price will equal to the commodity price the final observation date.
•	The commodity price for any day will be determined as set forth on PS-6 in the section entitled “Summary of Pricing Supplement.”
•	Investing in the securities is not equivalent to investing directly in Brent blend crude oil or in futures contracts or forward contracts on Brent blend crude oil.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 6174823W2. The ISIN for the securities is US6174823W28.
You should read the more detailed description of securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-11.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per Security	$1,000	$	$
Total	$	$	$

(1)	The price to public for investors purchasing the securities in fee-based advisory accounts will be $970 per security.
(2)
Selected dealers and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $    for each security they sell; provided that dealers selling to investors purchasing the securities in fee-based advisory accounts will receive a sales commission of $   per security.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly owned subsidiary.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 except:

(1)    to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)    where no consideration is or will be given for the transfer; or

(3)    where the transfer is by operation of law.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The securities are for investors who seek a Brent blend crude oil-based return and who are willing to risk their principal and forgo current income in exchange for the lock-in and buffer features as described in this document.  The securities provide for the minimum payment at maturity of only 20% to 25% of principal, and all payments on the securities are subject to the credit risk of Morgan Stanley.

Each security costs $1,000
We, Morgan Stanley, are offering the Lock-in Buffered Securities Based on the Performance of Brent Blend Crude Oil due February 28, 2018, which we refer to as the securities.  The stated principal amount and issue price of each security is $1,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the costs of hedging our obligations under the securities.  The costs of hedging include the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities provide for a minimum payment at maturity of only 20% to 25% of your principal; no interest
Unlike ordinary debt securities, the securities do not pay interest and provide for the minimum payment at maturity of only 20% to 25% of your principal.  At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on whether a lock-in event has occurred on any of the annual observation dates during the term of the securities as well as the price of the underlying commodity on the final observation date.  The payment at maturity may be less, and potentially significantly less, than the stated principal amount of the securities.  If a lock-in event has not occurred on any of the observation dates and the commodity price declines as of the final observation date by more than 20% to 25% from the initial commodity price, for every 1% decline in the commodity price beyond the buffer amount of 20% to 25%, you will lose an amount equal to 1% of the principal amount of your securities.  However, under no circumstances will the payment at maturity be less than $200 to $250 per security.  The actual buffer amount and minimum payment at maturity will be determined on the pricing date.

Payment at maturity depends on whether a lock-in event has occurred on any of the annual observation dates as well as the price of the underlying commodity on the final observation date
With respect to each annual observation date, if the commodity price on such date has increased by at least one of the specified lock-in levels from the initial commodity price, a lock-in event will be observed and the lock-in level observed for such observation date will be determined as follows:

•      if the commodity price has increased by at least 10% but by less than 15% from the initial commodity price, the lock –in level will be 10%;

•      if the commodity price has increased by at least 15% but by less than 20% from the initial commodity price, the lock –in level will be 15%;

•      if the commodity price has increased by at least 20% but by less than 25%

from the initial commodity price, the lock –in level will be 20%;

•      if the commodity price has increased by at least 25% but by less than 30% from the initial commodity price, the lock –in level will be 25%;

•      if the commodity price has increased by at least 30% but by less than 40% from the initial commodity price, the lock –in level will be 30%;

•      if the commodity price has increased by at least 40% but by less than 50% from the initial commodity price, the lock –in level will be 40%; and

•      if the commodity price has increased by at least 50% from the initial commodity price, the lock –in level will be 50%

At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending upon whether a lock-in event has occurred on any of the annual observation date as well as the price of the underlying commodity on the final observation date as follows:

•      If a lock-in event has occurred on any of the observation dates, the payment at maturity will equal $1,000 + ($1,000 × the greater of (a) the highest lock-in level observed on any observation date and (b) the commodity percent change).

Where,

commodity percent change	=	final commodity price – initial commodity price initial commodity price

final commodity price	=	the commodity price for the underlying commodity as determined on the final observation date, subject to adjustment for non-trading days and certain market disruption events.

initial commodity price	=	the commodity price for the underlying commodity on the pricing date, subject to adjustment for non-trading days and certain market disruption events.

•      If a lock-in event has not occurred on any observation date, your payment at maturity will be solely based on the final commodity price as follows:

o          if the final commodity price is greater than the initial commodity price, the payment at maturity will equal the stated principal amount plus the stated principal amount times the commodity percent change;

o          if the final commodity price is less than or equal to the initial commodity price but greater than or equal to 75% to 80% of the initial commodity price, meaning the price of the underlying commodity has remained unchanged or has declined by no more than the buffer amount of 20% to 25% from its initial price, the payment at maturity will equal the stated principal amount; or

o          if the final commodity price is less than 75% to 80% of the initial commodity price, meaning the price of the underlying commodity has declined by more than the buffer amount of 20% to 25%  from its initial price, the payment at maturity will equal:

$1,000 × (commodity performance factor + buffer amount)
Where,

commodity performance factor	=	final commodity price initial commodity price

	buffer amount	=	20% to 25%, to be determined on the pricing date.

The commodity price for any trading day, including the observation dates, for the underlying commodity will equal the official settlement price per barrel of Brent blend crude oil on ICE Futures Europe (“ICE”) of the first nearby month futures contract, as stated in U.S. dollars, as made public by ICE on such day.

On November 7, 2011, IntercontinentalExchange, Inc. announced that ICE Futures Europe will introduce new ICE Brent NX (New Expiry) Crude Futures and Options contracts (“ICE Brent NX”), to be available for trading with a first trade date of December 5, 2011.  During any period in which existing ICE Brent Futures and Options are still being used, the calculation agent may, in its sole discretion, determine that all payments on the securities will be based upon ICE Brent NX.  The calculation agent may make such adjustments as it determines to be necessary to ensure that the price of the underlying commodity is comparable to the commodity price prior to all payments on the securities being based upon ICE Brent NX and fairly represents the value of the underlying commodity.

Investing in the securities is not equivalent to investing directly in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Beginning on PS-8, we have provided examples which illustrate the performance of the securities at maturity over a range of hypothetical commodity prices on each observation date, including the final observation date.  The examples do not show every situation that can occur.

You can review the historical prices of the underlying commodity for the period from January 1, 2008 through January 28, 2013 in the sections of this pricing supplement called “Description of Securities—Historical Information” starting on PS-24.  You cannot predict the future performance of the underlying commodity based upon its historical performance.

The scheduled observation dates are February 25, 2014, February 24, 2015, February 24, 2016, February 23, 2017 and February 23, 2018.  We also refer to February 23, 2018 as the final observation date.  If, however, any scheduled observation date is not a trading day with respect to the underlying commodity or if a market disruption event occurs on such observation date with respect to the underlying commodity, such observation date will be postponed to the next trading day on which no market disruption event occurs, provided that any observation date will not be postponed for more than three trading days following the scheduled observation date.  If, due to a market disruption event or otherwise, the final observation date occurs on or after February 27, 2018, the maturity date will be postponed to the second business day following the final observation date as so postponed.  See the section of this pricing supplement called “Description of Securities—Maturity Date.”

Investors will not benefit from the lock-in feature unless the underlying commodity has appreciated by at least one of the specified lock-in levels on one of the annual observation dates
A lock-in event will be observed only if the underlying commodity has appreciated from its initial price by at least one of the specified lock-in levels on one of the annual observation dates.  Even if the underlying commodity appreciates prior to an observation date but then drops on such observation date such that the appreciation of the underlying commodity, if any, is less than the lowest lock-in level of 10%, no lock-in event will be observed.  If no lock-in event has occurred during the term of the securities, the payment at maturity on the securities will be solely based on the price of the underlying commodity on the final observation date.

Morgan Stanley Capital Group Inc. will be the calculation agent
We have appointed our affiliate, Morgan Stanley Capital Group Inc., which we refer to as MSCG, to act as calculation agent for us.  As calculation agent, MSCG will determine the initial commodity price, the commodity price on each observation date (including the final observation date), whether a lock-in event has occurred on any observation date, the commodity percent change or the commodity performance factor, as applicable, and whether a market disruption event has occurred and will calculate the payment that you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the securities, Morgan Stanley & Co. LLC, our wholly-owned subsidiary, which we refer to as MS & Co., will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities
The securities are senior unsecured debt securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 21, 2011 and prospectus dated November 21, 2011.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Securities” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in the securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in commodity-linked securities such as the securities may differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Securities —United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

The following examples illustrate the payment at maturity on the securities for a range of hypothetical commodity prices on each annual observation date, including the final observation date.  The examples are based on the following terms:

Stated principal amount:	$1,000 per security

Hypothetical buffer amount:	22.5%

Hypothetical minimum payment at maturity:	$225 per security (22.5% of the stated principal amount)

Hypothetical initial commodity price:	$100

In Examples 1 and 2, lock-in events have occurred on some of the annual observation dates. The payment at maturity is therefore calculated based on the greater of (i) the highest lock-in level observed on any observation date and (ii) the commodity percent change as of the final observation date.  In examples 3, 4 and 5, lock-in events have not occurred on any of the annual observation dates and therefore the payment at maturity is solely based on the final commodity price.

	Example 1			Example 2
Observation dates	Commodity price ($)	Percent change from the initial commodity price	Lock-in level	Commodity price ($)	Percent change from the initial commodity price	Lock-in level
#1	110	10%	10%	108	8%	N/A
#2	121	21%	20%	117	17%	15%
#3	108	8%	N/A	122	22%	20%
#4	105	5%	N/A	130	30%	30%
#5 (final observation date)	98	-2%	N/A	142	42%	40%

In Example 1, the commodity percent change is ($98 – $100) / $100 = -2% and the highest lock-in level is 20%, which is observed on the second observation date.  Because a lock-in event has occurred on at least one of the annual observation dates, your payment at maturity is calculated as follows:

$1,000 + ($1,000 x greater of (a) highest lock-in level observed on any observation date and (b) commodity percent change)

=	$1,000 + ($1,000 x greater of (a) 20% and (b) -2%)

=	$1,000 + ($1,000 x 20%)

=	$1,200

In this example, the underlying commodity appreciates by at least one of the specified lock-in levels as of the first and second observation dates.  The underlying commodity then depreciates in price and the final commodity price is less than the initial commodity price.  However, because a lock-in event has occurred with respect to at least one of the observation dates, investors benefit from the higher lock-in level even though the final commodity price is less than the initial commodity price.

In Example 2, the commodity percent change is ($142 – $100) / $100 = 42% and the highest lock-in level is 40%, which is observed on the final observation date.  Because a lock-in event has occurred on at least one of the observation dates, your payment at maturity is calculated as follows:

$1,000 + ($1,000 x greater of (a) highest lock-in level observed on any observation date and (b) commodity percent change)

=	$1,000 + ($1,000 x greater of (a) 40% and (b) 42%)

=	$1,000 + ($1,000 x 42%)

=	$1,420

In this example, the underlying commodity appreciates gradually as of each observation date over the term of the securities and investors receive a return based on the commodity percent change as determined on the final observation date.

	Example 3			Example 4
Observation dates	Commodity price ($)	Percent change from the initial commodity price	Lock-in level	Commodity price ($)	Percent change from the initial commodity price	Lock-in level
#1	98	-2%	N/A	98	-2%	N/A
#2	103	3%	N/A	103	3%	N/A
#3	108	8%	N/A	96	-4%	N/A
#4	105	5%	N/A	90	-10%	N/A
#5 (final observation date)	102	2%	N/A	85	-15%	N/A

	Example 5
Observation dates	Commodity price($)	Percent change from the initial commodity price	Lock-in level
#1	98	-2%	N/A
#2	90	-10%	N/A
#3	85	-15%	N/A
#4	75	-25%	N/A
#5	60	-40%	N/A

In Example 3, the commodity percent change is ($102 – $100) / $100 = 2%. Because no lock-in event has occurred on any annual observation date and the final commodity price is greater than the initial commodity price, the payment at maturity is calculated as follows:

$1,000 + ($1,000 x commodity percent change)

=	$1,000 + ($1,000 x 2%)

=	$1,020

In this example, although the underlying commodity appreciates from the initial commodity price as of several observation dates, such appreciation is not sufficient to trigger a lock-in event.  Therefore, investors do not benefit from the lock-in feature of the securities and the payment at maturity is solely based upon the commodity percent change as of the final observation date.

In Example 4, the final commodity price is less than the initial commodity price.  Because no lock-in event has occurred on any annual observation date and the final commodity price has decreased from the initial commodity price by an amount less than the hypothetical buffer amount of 22.5%, the payment at maturity is the stated principal amount of $1,000.

In Example 5, the final commodity price is less than the initial commodity price.  Because no lock-in event has occurred on any annual observation date and the final commodity price has decreased from the initial commodity price by more than the hypothetical buffer amount of 22.5%, the payment at maturity is calculated as follows:

$1,000 x (commodity performance factor + buffer amount)

=	$1,000 x [(final commodity price / initial commodity price) + buffer amount]

=	$1,000 x [($60 / $100) + 22.5%]

=	$825

If no lock-in event has occurred on any of the annual observation dates and the final commodity price has decreased from the initial commodity price by more than the buffer amount, the payment at maturity will be less, and possibly significantly less, than the stated principal amount.  Investors may lose up to 75% to 80% of their initial investment in the securities.  The actual buffer amount and minimum payment at maturity will be determined on the pricing date.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, do not pay any interest and, unlike ordinary debt securities, provide for the minimum payment at maturity of only 20% to 25% of your principal.  Investing in the securities is not equivalent to directly investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.  This section describes the most significant risks relating to the securities.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest and provide for the minimum payment at maturity of only 20% to 25% of your principal
The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and will provide for the return of only 20% to 25% of the principal amount of the securities at maturity.  At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on whether a lock-in event has occurred on any of the annual observation dates during the term of the securities as well as the price of the underlying commodity on the final observation date.  If a lock-in event has not occurred on any of the observation dates and the commodity price declines as of the final observation date by more than the buffer amount of 20% to 25% from the initial commodity price, you will receive an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the price of the underlying commodity beyond the buffer amount, and you will lose money on your investment. You could lose up to 75% to 80% of the stated principal amount of the securities.  The actual buffer amount and minimum payment at maturity will be determined on the pricing date.  See “Hypothetical Payouts on the Securities at Maturity” above.

Investors will not benefit from the lock-in feature unless the underlying commodity has appreciated by at least one of the specified lock-in levels on one of the annual observation dates.
A lock-in event will be observed only if the underlying commodity has appreciated from its initial price by at least one of the specified lock-in levels on one of the annual observation dates.  Even if the underlying commodity appreciates prior to an observation date but then drops on such observation date such that the appreciation of the underlying commodity, if any, is less than the lowest lock-in level of 10%, no lock-in event will be observed.  If no lock-in event has occurred during the term of the securities, the payment at maturity on the securities will be solely based on the price of the underlying commodity on the final observation date.  Although the actual commodity price on the stated maturity date or at other times during the term of the securities may be higher than the commodity price on the observation dates, including the final observation date, the payment at maturity will be based solely on the commodity price on the observation dates.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

The market price of the securities may be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

• the market price of the underlying commodity and futures contracts on the underlying commodity and the volatility (frequency and magnitude of changes in price) of such prices;

• trends of supply and demand for the underlying commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity;

• interest and yield rates in the market;

•      geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity or commodities markets generally and which may affect the price of the underlying commodity;

• the time remaining until the maturity of the securities; and

• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial loss if the price of the underlying commodity at the time of sale is at or below its initial price or it is believed to be likely to do so in light of the then-current price of the underlying commodity.

You cannot predict the future prices of the underlying commodity based on its historical prices.  If a lock-in event has not occurred on any of the observation dates over the term of the securities and the final commodity price declines by more than the buffer amount from the initial commodity price, you will be exposed on a 1 to 1 basis to such percentage decline in the final commodity price in excess of the buffer amount.  There can be no assurance that a lock-in event will occur or that the final commodity price will be greater than the initial commodity price so that you do not suffer a loss on your initial investment in the securities.

Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally
The payment at maturity is linked exclusively to the price of Brent blend crude oil and not to a diverse basket of commodities or a broad-based commodity index.  The price of Brent blend crude oil may not correlate to, and may diverge significantly from, the prices of commodities generally.   Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.  The price of Brent blend crude oil may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen.

The price of Brent blend crude oil may change unpredictably and affect the value of the securities in unforeseen ways
The price of Brent blend crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Brent crude oil (“Brent”) is light sweet crude oil from the North Sea.  Most refinement takes place in Northwest Europe.  Brent prices are generally more volatile and subject to dislocation than prices of other commodities.  Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers.  OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon the commencement or cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes).

An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities
The securities have returns based on the change in price of futures contracts on the underlying commodity, not the change in the spot price of actual physical commodity to which such futures contracts relate.  The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price.  Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity.  While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact.  In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time.  Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

Legal and regulatory changes could adversely affect the return on and value of your securities
Futures contracts and options on futures contracts, including those related to the underlying commodity, are subject to extensive statutes, regulations, and margin requirements.  The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading.  Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period.  These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.  The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action.  In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general.  The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in futures contracts on a commodity, options on such futures contracts and swaps that are economically equivalent to such contracts.  In particular, on October 18, 2011, the CFTC adopted interim and final position limits that would have applied to a party’s combined futures, options and swaps position in any one of 28 physical commodities and economically equivalent futures, options and swaps.  These limits would have, among other things, expanded existing position limits applicable to options and futures contracts to apply to swaps and applied them across affiliated and controlled entities and accounts.  However, the International Swaps and Derivatives Association and the Securities Industry and Financial Markets Association jointly filed a legal challenge to the position limit rules, which were due to take effect on October 12, 2012, in the U.S. District Court for the District of Columbia.  On September 28, 2012, the court vacated the position limit rules and remanded them to the CFTC.  It is unclear whether the CFTC will decide to appeal the court’s ruling or seek to repropose position limit rules.  If position limit rules are ultimately upheld in an appeal or if substantially similar rules are adopted and implemented by the CFTC, such rules could interfere with our ability to enter into or maintain hedge positions in instruments subject to the limits, and consequently, we may need to decide, or be forced, to sell a portion, possibly a substantial portion, of our hedge position in such underlying commodity or futures contracts on such underlying commodity or related contracts.  Similarly, other market participants would be subject to the same regulatory issues and could decide, or be required to, sell their positions in such underlying commodity or futures contracts on such underlying commodity or related contracts.  While the effect of these or other regulatory developments are difficult to predict, if this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of such underlying commodity or futures contracts on such underlying commodity and therefore, the value of the securities.

Suspension or disruptions of market trading in commodity and related futures markets may adversely affect the value of the securities
The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the underlying asset and, therefore, the value of the securities.

The securities will not be listed on any securities exchange and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities
One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying commodity), including trading in futures contracts on the underlying commodity, and possibly in other instruments related to the underlying commodity.  Some of our subsidiaries also trade the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price and, as a result, could increase the level at which the commodity price must be on any observation date for a lock-in event to occur and, if no lock-in event has occurred, the commodity price must be on the final observation date so that you do not suffer a loss on your initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities could adversely affect the commodity price, including the commodity price on the observation dates, and, accordingly, the amount of cash you will receive upon a sale of the securities or at maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, MSCG will determine the initial commodity price, the commodity price on each observation date (including the final observation date), whether a lock-in event has occurred on any observation date, the commodity percent change or the commodity performance factor, as applicable, and whether a market disruption event has occurred, and will calculate the amount of cash you will receive at maturity.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of any commodity price in the event of a market disruption event, may adversely affect the payout to you at maturity.  See the section of this pricing supplement called “Description of Securities —Market Disruption Event.”

Investing in the securities	Investing in the securities is not equivalent to investing directly in the underlying is not equivalent to investing directly in the underlying commodity or in futures contracts or forward contracts on the underlying commodity commodity or in futures contracts or in forward contracts on the underlying commodity.  By purchasing the securities, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity.  Further, by purchasing the securities, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on the underlying commodity.

The U.S. federal income tax consequences of an investment in the securities are uncertain
Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in this pricing supplement.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The risk that a security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other commodity-linked securities that do not contain a buffer or a provision similar to the “lock-in” feature.  In addition, if a lock-in event occurs, it is possible that a U.S. Holder will be treated as exchanging the securities for debt instruments subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  In such event, a U.S. Holder would be required to recognize capital gain upon the occurrence of the lock-in event, and the timing and character of income on the securities after the lock-in event would be significantly affected.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under

“United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $1,000 Stated Principal Amount of our Lock-in Buffered Securities Based on the Performance of Brent Blend Crude Oil due February 28, 2018.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	February 25, 2013

Original Issue Date (Settlement Date)	February 28, 2013

Maturity Date
February 28, 2018; provided that if, due to a Market Disruption Event or otherwise, the Final Observation Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Final Observation Date as postponed.  See “––Observation Dates” below.

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$1,000 per Security

Original Issue Price	$1,000 per Security

CUSIP Number	6174823W2

ISIN Number	US6174823W28

Denominations	$1,000 and integral multiples thereof

Underlying Commodity	Brent blend crude oil

Lock-in Event
With respect to each Observation Date, if the Commodity Price on such date has increased by at least one of the specified Lock-in Levels from the Initial Commodity Price, a Lock-in Event will be observed and the Lock-in Level observed for such Observation Date will be determined by the Calculation Agent as follows:

•	if the Commodity Price has increased by at least 10% but by less than 15% from the Initial Commodity Price, the Lock –in Level will be 10%;

•	if the Commodity Price has increased by at least 15% but by less than 20% from the Initial Commodity Price, the Lock –in Level will be 15%;

•	if the Commodity Price has increased by at least 20% but by less than 25% from the Initial Commodity Price, the Lock –in Level will be 20%;

•	if the Commodity Price has increased by at least 25% but by less than 30% from the Initial Commodity Price, the Lock –in Level will be 30%;

•	if the Commodity Price has increased by at least 30% but by less than 40% from the Initial Commodity Price, the Lock –in Level will be 40%; and

•	if the Commodity Price has increased by at least 50% from the Initial Commodity Price, the Lock –in Level will be 50%.

Payment at Maturity	You will receive for each $1,000 Stated Principal Amount of Security that you hold a Payment at Maturity equal to:

(i)
if a Lock-in Event has occurred on any of the Observation Dates, $1,000 + ($1,000 × the greater of (a) the highest Lock-in Level observed on any Observation Date and (b) the Commodity Percent Change); or

(ii)	if a Lock-in Event has not occurred on any Observation Date, and

(a)	if the Final Commodity Price is greater than the Initial Commodity Price, $1,000 + ($1,000 × Commodity Percent Change);

(b)
if the Final Commodity Price is less than or equal to the Initial Commodity Price but greater than or equal to 75% to 80% of the Initial Commodity Price, meaning the price of the Underlying Commodity has remained unchanged or has declined by no more than the Buffer Amount of 20% to 25% from the Initial Commodity Price, the Stated Principal Amount of $1,000; or

(c)
if the Final Commodity Price is less than 75% to 80% of the Initial Commodity Price, meaning the price of the Underlying Commodity has declined by more than the Buffer Amount of 20% to 25% from the Initial Commodity Price, $1,000 × (Commodity Performance Factor + Buffer Amount)

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Commodity Percent Change
A fraction, as determined by the Calculation Agent, the numerator of which is the Final Commodity Price minus the Initial Commodity Price and the denominator of which is the Initial Commodity Price, as described by the following formula:

Commodity Percent Change	=	Final Commodity Price – Initial Commodity Price Initial Commodity Price

Buffer Amount	20% to 25%. The actual Buffer Amount will be determined on the Pricing Date.

Commodity Performance Factor	A fraction, as determined by the Calculation Agent, the numerator of which is the Final Commodity Price and the denominator which is the Initial Commodity Price, as described by the following formula:

Commodity Performance Factor	=	Final Commodity Price Initial Commodity Price

Commodity Price
The Commodity Price for the Underlying Commodity on any Trading Day, including any Observation Date, will equal the official settlement price per barrel of Brent blend crude oil on the Relevant Exchange of the first nearby month futures contract, as stated in U.S. dollars, as made public by the Relevant Exchange on such day.

Reuters, Bloomberg and various other third party sources may report prices of the Underlying Commodity.  If any such reported price differs from that as published by the Relevant Exchange for the Underlying Commodity, the price as published by such Relevant Exchange will prevail.

On November 7, 2011, IntercontinentalExchange, Inc. announced that ICE Futures Europe will introduce new ICE Brent NX (New Expiry) Crude Futures and Options contracts (“ICE Brent NX”), to be available for trading with a first trade date of December 5, 2011.  During any period in which existing ICE Brent Futures and Options are still being used, the Calculation Agent may, in its sole discretion, determine that all payments on the Securities will be based upon ICE Brent NX.  The Calculation Agent may make such adjustments as it determines to be necessary to ensure that the price of the Underlying Commodity is comparable to the Commodity Price prior to all payments on the Securities being based upon ICE Brent NX and fairly represents the value of the Underlying Commodity.

Initial Commodity Price
The Commodity Price on the Pricing Date, provided that if the Pricing Date is not a Trading Day with respect to the Underlying Commodity or if a Market Disruption Event occurs on the Pricing Date, the Initial Commodity Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs, provided further that if a Market Disruption Event has occurred on each of the three consecutive Trading Days immediately succeeding the Pricing Date, the Calculation Agent will determine the Initial Commodity Price on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Initial Commodity Price shall be the arithmetic mean of such quotations. If fewer than three quotations are provided as requested, the Initial Commodity Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If the Initial Commodity Price as finally published by the Relevant Exchange differs from the relevant Initial Commodity Price specified in the pricing supplement, we will include the definitive Initial Commodity Price in an amended pricing supplement.

Final Commodity Price	The Commodity Price on the Final Observation Date, as determined by the Calculation Agent.

Observation Dates
February 25, 2014, February 24, 2015, February 24, 2016, February 23, 2017 and February 23, 2018.  We also refer to February 23, 2018 as the Final Observation Date.  If any scheduled Observation Date is not a Trading Day with respect to the Underlying Commodity or if a Market Disruption Event occurs on such scheduled Observation Date, such Observation Date will be postponed and the Commodity Price for such Observation Date will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs; provided that if a Market Disruption Event has occurred on each of the three consecutive Trading Days immediately succeeding the scheduled Observation Date, the Calculation Agent will determine the Commodity Price for such Observation Date on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Commodity Price will be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, such Commodity Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Relevant Exchange
Relevant Exchange means ICE Futures Europe or, if ICE Futures Europe is no longer the principal exchange or trading market for Brent blend crude oil, such exchange or principal trading market for Brent blend crude oil that serves as the source of prices for Brent blend crude oil and any principal exchanges where options or futures contracts on Brent blend crude oil are traded.

Trading Day
Trading Day means a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Book Entry Note or
Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	Morgan Stanley & Co. LLC (“MS & Co.”)

Calculation Agent	Morgan Stanley Capital Group Inc. (“MSCG”) and its successors.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Commodity Price, whether a Lock-in Event has occurred on any Observation Date, the Commodity Percent Change or the Commodity Performance Factor, as applicable, and whether a Market Disruption Event has occurred.  See “—Market Disruption Event” below.  The Calculation Agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means any of Price Source Disruption, Disappearance of Commodity Reference Price, Trading

Disruption or Tax Disruption, as determined by the Calculation Agent.

Price Source Disruption	Price Source Disruption means the temporary or permanent failure of the Relevant Exchange to announce or publish the Commodity Price.

Disappearance of Commodity
Reference Price
Disappearance of Commodity Reference Price means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange for the Underlying Commodity or (ii) the disappearance of, or of trading in, the Underlying Commodity.

Trading Disruption
Trading Disruption means the material suspension of, or material limitation imposed on, trading in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange.

Tax Disruption
Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, the Underlying Commodity (other than a tax on, or measured by reference to, overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the Commodity Price of the Underlying Commodity on any Trading Day from what it would have been without that imposition, change or removal.

Alternate Exchange Calculation
in Case of an Event of Default
If an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities.  That cost will equal:

•	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Final Observation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Historical Information
The following table sets forth the published high and low daily commodity prices of the Underlying Commodity, as well as the end-of-quarter commodity prices of the Underlying Commodity, for each calendar quarter in the period from January 1, 2008 to January 28, 2013.  The Commodity Price on January 28, 2013 was $113.48.  The graph following the table sets forth the daily commodity prices of the Underlying Commodity for the same period.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The Initial Commodity Price and the Final Commodity Price will be determined with reference to the prices published by the Relevant Exchange in accordance with the provisions set forth herein, rather than the prices published by Bloomberg Financial Markets on such dates.  The historical performance of the Underlying Commodity set out in the table and graph below should not be taken as an indication of its future performance.  We cannot give you any assurance that the Final Commodity Price will be greater than or equal to the Initial Commodity Price so that you will receive a Payment at Maturity in excess of the Stated Principal Amount of the Securities.  The price of the Underlying Commodity may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

Brent Blend Crude Oil
High and Low Daily Commodity Prices and End-of-Quarter Prices
January 1, 2008 through January 28, 2013
(stated in U.S. dollars per troy ounce)

Brent Blend Crude Oil	High	Low	Period End
2008
First Quarter	107.55	86.62	100.30
Second Quarter	140.31	100.17	139.83
Third Quarter	146.08	89.22	98.17
Fourth Quarter	95.33	36.61	45.59
2009
First Quarter	53.50	39.55	49.23
Second Quarter	71.79	48.44	69.30
Third Quarter	75.51	60.43	69.07

Brent Blend Crude Oil	High	Low	Period End
Fourth Quarter	79.69	67.20	77.93
2010
First Quarter	82.70	69.59	82.70
Second Quarter	88.94	69.55	75.01
Third Quarter	82.68	71.45	82.31
Fourth Quarter	94.75	81.10	94.75
2011
First Quarter	117.36	93.33	117.36
Second Quarter	126.65	105.12	112.48
Third Quarter	118.78	102.57	102.76
Fourth Quarter	115.00	99.79	107.38
2012
First Quarter	126.22	107.38	122.88
Second Quarter	125.43	89.23	97.80
Third Quarter	116.90	97.34	112.39
Fourth Quarter	115.80	105.68	111.11
2013
First Quarter (through January 28, 2013)	113.48	110.30	113.48

Brent Blend Crude Oil
Daily Commodity Price – January 1, 2008 to January 28, 2013

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Securities.  The Original Issue Price of the Securities includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Securities at any time in secondary market transactions will likely be significantly lower than the Original Issue Price, since secondary market prices are likely to exclude commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities that will be included in the Original Issue Price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in futures contracts on the Underlying Commodity or positions in any other available instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the Initial Commodity Price, and, as a result, could increase the level at which the Commodity Price must be on any Observation Date for a Lock-in Event to occur and, if a Lock-in Event has occurred, the Commodity Price must be on the Final Observation Date so that you do not suffer a loss on initial your investment in the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling futures contracts on the Underlying Commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the Securities, including on the Observation Dates.  We cannot give any assurance that our hedging activities will not affect the Commodity Price and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest)” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the Aggregate Principal Amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.  Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the Agent, a fixed sales commission of $ for each Security they sell; provided that dealers selling to investors purchasing the Securities in fee-based advisory accounts will receive a sales commission of $   per Security.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or futures contracts or other instruments on the Underlying Commodity in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into hedging transactions with us in connection with this offering of the Securities.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities  may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the Securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Singapore

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may be circulated or distributed, nor may the Securities  be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where the Securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities  pursuant to an offer made under Section 275 except:

(1)    to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Securities.

Because we may be considered a party in interest with respect to many plans, these Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)    we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)    any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v)    neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of these Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities.

This discussion applies only to initial investors in the Securities who:

•
purchase the Securities at their “issue price,” which will equal the first price at which a substantial amount of the Securities is sold to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	certain dealers and traders in securities, commodities or foreign currencies;
•	investors holding the Securities as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
•	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the treatment described herein.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of the Securities described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;
•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  Subject to the discussion below under “—Lock-in Event,” a U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any gain or loss recognized upon sale, exchange or settlement of a Security should be long-term capital gain or loss if the U.S. Holder has held the Security for more than one year at such time, and short-term capital gain or loss otherwise.

Lock-in Event.  Although we believe that the occurrence of a Lock-in Event should not affect the tax treatment of the Securities, there is no assurance that the IRS or a court will agree with us.  For example, if a Lock-in Event occurs, it is possible that a U.S. Holder will be treated as exchanging the Securities for debt instruments subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”), as described below under “—Possible Alternative Tax Treatments of an Investment in the Securities.” In such event, a U.S. Holder will be required to recognize capital gain upon the occurrence of the Lock-in Event, and the timing and character of income on the Securities after the Lock-in Event would be significantly affected. You should consult your tax adviser regarding the tax consequences of the occurrence of a Lock-in Event.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  The IRS could, for instance, seek to treat a Security as a debt instrument subject to the Contingent Debt Regulations.  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of a Security would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID and as capital loss thereafter.  The risk that a Security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other commodity-linked securities that do not contain a buffer or a provision similar to the “lock-in” feature.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative U.S. federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  It is possible, for example, that a Security could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue OID as income on a current basis.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or
•	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of a Security

As discussed above in “General,” a Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes and the discussion herein assumes such treatment except where specifically noted.

A Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and
•	the certification requirement described below has been satisfied with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the Securities as well as in connection with the proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of a Security” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs and the discussion contained in the section entitled “Tax considerations” in the accompanying free writing prospectus, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.